Exhibit 23.4

Consent of Lucid Capital Markets, LLC

April 4, 2025

Board of Directors

GlycoMimetics, Inc.

9708 Medical Center Drive

Rockville, MD 20850

Re: Registration Statement on Form S-4 of GlycoMimetics, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 28, 2024, to the Board of Directors of GlycoMimetics, Inc. (“GLYC”) as Annex B to, and to the reference thereto under the headings “Prospectus Summary — Opinion of Lucid Capital Markets to the GlycoMimetics Board,” “The Merger — Background of the Merger,” “The Merger — GlycoMimetics’ Reasons for the Merger,” and “The Merger — Opinion of Lucid, GlycoMimetics’ Financial Advisor, to the GlycoMimetics Board of Directors” in the proxy statement/prospectus relating to the proposed merger involving GLYC and Crescent Biopharma, Inc. (“Crescent”), which such proxy statement/prospectus forms a part of GLYC’s and Crescent’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

LUCID CAPITAL MARKETS, LLC

LUCID CAPITAL MARKETS, LLC

570 Lexington Ave, 40th Floor

New York NY 10022